UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2012, Empire Resorts, Inc. (the “Company”) entered into an employment agreement with Charles A. Degliomini (the “Degliomini Employment Agreement”), pursuant to which Mr. Degliomini will continue to serve as the Company’s Executive Vice President. The Degliomini Employment Agreement supersedes Mr. Degliomini’s existing employment agreement with the Company, which was entered into on June 29, 2012 (the “June Agreement”). The terms and conditions of the Degliomini Employment Agreement are substantially similar to the June Agreement, except that: (i) the term of employment was extended from June 28, 2013 to December 31, 2014; (ii) the amount of base salary that Mr. Degliomini would be entitled to receive if his employment were terminated without Cause (as defined in the Degliomini Employment Agreement) or with Good Reason (as defined in the Degliomini Employment Agreement) before a Change in Control (as defined in the Degliomini Employment Agreement) was increased from twelve months to 18 months and (iii) the amount of base salary that Mr. Degliomini would be entitled to receive if his employment were terminated without Cause or with Good Reason after a Change in Control was increased from twelve months to 24 months.

This summary description is qualified in its entirety by reference to the actual Degliomini Employment Agreement, which is filed as 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated as of December 7, 2012, by and between Empire Resorts, Inc. and Charles A. Degliomini.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2012

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
	Name:	Joseph A. D’Amato
	Title:	Chief Executive Officer

Exhibit Index

10.1	Employment Agreement, dated as of December 7, 2012, by and between Empire Resorts, Inc. and Charles A. Degliomini.